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                     January 30, 2023

       Diego Cabrera Canay
       Chief Financial Officer
       DLocal Limited
       Dr. Luis Bonavita 1294
       Montevideo, Uruguay 11300


                                                        Re: DLocal Limited
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-40451

       Dear Diego Cabrera Canay:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services